 Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-204908

The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell nor does it seek an offer to buy these notes in any jurisdiction where the offer or sale is not permitted.

Subject to Completion. Dated October 13, 2017.
UBS AG
$
Leveraged Buffered Basket-Linked Medium-Term Notes, due

The notes will not bear interest. The amount that you will be paid on your notes on the stated maturity date (expected to be the third business day after the determination date) is based on the performance of an unequally-weighted basket of three indices: the S&P 500® Index (50.00% weighting), the Russell 2000® Index (25.00% weighting) and the EURO STOXX 50® Index (25.00% weighting) (each a “basket underlier” and together, the “basket underliers”) as measured from the trade date (October 26, 2017) to and including the determination date (expected to be approximately 48 months after the trade date). The initial basket level will be set to 100 on the trade date and the final basket level (the basket closing level on the determination date) will equal the sum of the products, as calculated for each basket underlier, of: (i) the final underlier level of such basket underlier times (ii) the weighting multiplier for such basket underlier. The weighting multiplier will equal, for each basket underlier, a positive amount equal to the quotient of (i) the product of the initial basket level times the weighting percentage for such basket underlier divided by (ii) the initial underlier level for such basket underlier. If the final basket level on the determination date is greater than the initial basket level, the return on your notes will be positive. If the final basket level declines by up to 5.00% from the initial basket level, you will receive the face amount of your notes. If the final basket level declines by more than 5.00% from the initial basket level, the return on your notes will be negative. Specifically, you will lose 1% of the face amount of each of your notes for every 1% negative basket return below the buffer level of 95.00% of the initial basket level. You could lose almost all of your investment in the notes.

To determine your cash settlement amount, we will calculate the basket return, which is the percentage increase or decrease in the final basket level from the initial basket level. On the stated maturity date, for each $1,000 face amount of your notes, you will receive an amount in cash equal to:

•	if the basket return is zero or positive (the final basket level is equal to or greater than the initial basket level), the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) the upside participation rate (expected to be between 160% to 175%) times (c) the basket return; or
•	if the basket return is zero or negative but not below -5.00% (the final basket level is equal to or less than the initial basket level but not by more than 5.00%), $1,000; or
•	if the basket return is negative and is below -5.00% (the final basket level is less than the initial basket level by more than 5.00%), the sum of (i) $1,000 plus (ii) the product of (a) 100.00% times (b) the sum of the basket return plus 5.00% times (c) $1,000.

Your investment in the notes involves certain risks, including, among other things, our credit risk. See “Additional Risk Factors Specific To Your Notes” on page 14 of this preliminary pricing supplement. You should read the additional disclosure herein so that you may better understand the terms and risks of your investment.

The estimated initial value of the notes as of the trade date is expected to be between $961.30 and $991.30 per $1,000 face amount. The range of the estimated initial value of the notes was determined on the date hereof by reference to UBS’ internal pricing models, inclusive of the internal funding rate. For more information about secondary market offers and the estimated initial value of the notes, see “Additional Risk Factors Specific To Your Notes — Fair Value Considerations” and “Additional Risk Factors Specific To Your Notes — Limited or No Secondary Market and Secondary Market Price Considerations” on pages 14 and 15 of this preliminary pricing supplement.

Original issue date:	October 31, 2017	Original issue price:	100.00% of the face amount
Underwriting discount:	0.00% of the face amount	Net proceeds to the issuer:	100.00% of the face amount

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these notes or passed upon the accuracy or adequacy of this preliminary pricing supplement, the accompanying product supplement, the accompanying index supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense. The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

UBS Securities LLC

Pricing Supplement dated                          , 2017.

The issue price, underwriting discount and net proceeds listed above relate to the notes we sell initially. We may decide to sell additional notes after the date of the final pricing supplement, at issue prices and with underwriting discounts and net proceeds that differ from the amounts set forth above. The return (whether positive or negative) on your investment in the notes will depend in part on the issue price you pay for such notes.

UBS Securities LLC, our affiliate, will purchase the notes from UBS for distribution to one or more registered broker dealers (“dealers”). UBS Securities LLC, the dealers or any of their respective affiliates may use this preliminary pricing supplement in market-making transactions in notes after their initial sale. Unless UBS, UBS Securities LLC, the dealers or any of their respective affiliates selling such notes to you informs you otherwise in the confirmation of sale, the pricing supplement to which this preliminary pricing supplement relates is being used in a market-making transaction. See “Supplemental plan of distribution (conflicts of interest); secondary markets (if any)” in this preliminary pricing supplement and “Supplemental Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.

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SUMMARY INFORMATION

UBS has filed a registration statement (including a prospectus, as supplemented by a product supplement for the notes and an index supplement for various securities we may offer, including the notes), with the Securities and Exchange Commission, or SEC, for the offering to which this preliminary pricing supplement relates. Before you invest, you should read these documents and any other documents relating to this offering that UBS has filed with the SEC for more complete information about UBS and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC website is 0001114446. Alternatively, UBS will arrange to send you the prospectus, the index supplement and the product supplement if you so request by calling toll-free 1-877-387-2275.

You may access these documents on the SEC website at www.sec.gov as follows:

•	Underlier-Linked Notes product supplement dated May 2, 2016: http://www.sec.gov/Archives/edgar/data/1114446/000119312516572379/d174905d424b2.htm
•	Index Supplement dated April 29, 2016:

http://www.sec.gov/Archives/edgar/data/1114446/000119312516569883/d163530d424b2.htm

•	Prospectus dated April 29, 2016: http://www.sec.gov/Archives/edgar/data/1114446/000119312516569341/d161008d424b3.htm

References to “UBS,” “we,” “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries. In this preliminary pricing supplement, “notes” refer to the Leveraged Buffered Basket-Linked Medium-Term Notes, that are offered hereby, unless the context otherwise requires. Also, references to the “accompanying product supplement” mean the UBS Underlier-Linked Notes product supplement, dated May 2, 2016, references to the “accompanying index supplement” mean the UBS index supplement dated April 29, 2016 and references to the “accompanying prospectus” mean the UBS prospectus titled “Debt Securities and Warrants,” dated April 29, 2016.

This preliminary pricing supplement, together with the documents listed above, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Additional Risk Factors Specific To Your Notes” beginning on page 14 and in “Risk Factors” on page PS-35 in the accompanying product supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax and other advisors before deciding to invest in the notes.

UBS reserves the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance.  In the event of any changes to the terms of the notes, UBS will notify you and you will be asked to accept such changes in connection with your purchase.  You may also choose to reject such changes in which case UBS may reject your offer to purchase.

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INVESTOR SUITABILITY

The notes may be suitable for you if:

♦	You fully understand the risks inherent in an investment in the notes, including the risk of loss of almost all of your initial investment.
♦	You can tolerate a loss of some or almost all of your investment and are willing to make an investment that may have similar downside market risk as an investment in the basket underliers or in the stocks comprising the basket underliers (the “underlier stocks”), subject to the buffer level.
♦	You believe the level of the basket will appreciate over the term of the notes.
♦	You can tolerate fluctuations in the price of the notes throughout their term that may be similar to or exceed the downside fluctuations in the level of the basket underliers or the price of the underlier stocks.
♦	You do not seek guaranteed current income from your investment and are willing to forego any dividends paid on the underlier stocks.
♦	You are willing to hold the notes to maturity, a term expected to be approximately 48 months, and accept that there may be little or no secondary market for the notes.
♦	You seek an investment with exposure to small-capitalization companies and companies in the Eurozone.
♦	You are willing to assume the credit risk of UBS for all payments under the notes, and understand that if UBS defaults on its obligations you may not receive any amounts due to you including any repayment of principal.
♦	You understand that the estimated initial value of the notes determined by our internal pricing models is lower than the issue price and that should UBS Securities LLC or any affiliate make secondary markets for the notes, the price (not including their customary bid-ask spreads) will temporarily exceed the internal pricing model price.

The notes may not be suitable for you if:

♦	You do not fully understand the risks inherent in an investment in the notes, including the risk of loss of almost all of your initial investment.
♦	You require an investment designed to guarantee a full return of principal at maturity.
♦	You cannot tolerate a loss of some or almost all of your investment or are not willing to make an investment that has downside market risk similar to an investment in the basket underliers or in the underlier stocks, subject to the buffer level.
♦	You believe that the level of the basket will decline during the term of the notes and the final basket level will likely be less than the initial basket level by more than 5.00%.
♦	You cannot tolerate fluctuations in the price of the notes throughout their term that may be similar to or exceed the downside fluctuations in the level of the basket underliers or the price of the underlier stocks.
♦	You seek guaranteed current income from this investment or prefer to receive the dividends paid on the underlier stocks.
♦	You are unable or unwilling to hold the notes to maturity, a term expected to be approximately 48 months, or you seek an investment for which there will be an active secondary market.
♦	You do not seek an investment with exposure to small-capitalization companies or companies in the Eurozone.
♦	You are not willing to assume the credit risk of UBS for all payments under the notes.

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The investor suitability considerations identified above are not exhaustive. Whether or not the notes are a suitable investment for you will depend on your individual circumstances and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the notes in light of your particular circumstances. You should also review “Additional Risk Factors Specific To Your Notes” in this preliminary pricing supplement and the more detailed “Risk Factors” in the accompanying product supplement for risks related to an investment in the notes.

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KEY TERMS

Issuer: UBS AG, London Branch

Underlier: An unequally-weighted basket of three indices. For more information about the indices see “The Basket and the Basket Underliers” on page 22 in this preliminary pricing supplement.

About the Basket: The following table lists the basket underliers and their corresponding Bloomberg tickers, percentage weights in the basket, weighting multipliers and initial underlier levels. The weighting multipliers and the initial underlier levels will not be determined until the trade date.

Bloomberg Ticker	Basket Underlier	Percentage Weight in the Basket	Weighting Multiplier (to be set on the trade date)	Initial Underlier Level (to be set on the trade date)
SPX	S&P 500® Index	50.00%	n	n
RTY	Russell 2000® Index	25.00%	n	n
SX5E	EURO STOXX 50® Index	25.00%	n	n

Specified currency: U.S. dollars (“$”)

Terms to be specified in accordance with the accompanying product supplement:

•	type of notes: notes linked to an unequally-weighted basket of three indices
•	averaging dates: not applicable
•	cap level: not applicable
•	upside participation rate: yes, as described below
•	buffer level: yes, as described below
•	interest: not applicable

Face amount: Each note will have a face amount of $1,000; $             in the aggregate for all the offered notes; the aggregate face amount of the offered notes may be increased if the issuer, at its sole option, decides to sell an additional aggregate face amount of the notes subsequent to the date of the final pricing supplement. The issue price, underwriting discount, and net proceeds of the notes in the subsequent sale may differ substantially (higher or lower) from the original issue price you paid as provided on the cover of the final pricing supplement. The return (whether positive or negative) on your investment in the notes will depend in part on the issue price you pay for such notes.

Purchase at amount other than face amount: The amount we will pay you at the stated maturity date for your notes will not be adjusted based on the issue price you pay for your notes, so if you acquire notes at a premium (or discount) to face amount and hold them to the stated maturity date, it could affect your investment in a number of ways. The return on your investment in such notes will be lower (or higher) than it would have been had you purchased the notes at face amount. Also, the stated buffer level would not offer the same measure of protection to your investment as would be the case if you had purchased the notes at face amount. See “Additional Risk Factors Specific To Your Notes — If You Purchase Your Notes at a Premium to Face Amount, the Return on Your Investment Will Be Lower Than the Return on Notes Purchased at Face Amount and the Impact of Certain Key Terms of the Notes Will be Negatively Affected” on page 16 in this preliminary pricing supplement.

Supplemental discussion of U.S. federal income tax consequences: You will be obligated pursuant to the terms of the notes — in the absence of a change in law, an administrative determination or a judicial ruling to the contrary — to characterize each note for all tax purposes as a pre-paid derivative

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contract in respect of the underlier, as described under “Supplemental U.S. Tax Considerations” in the accompanying product supplement. Pursuant to this approach, it is the opinion of Cadwalader, Wickersham & Taft LLP that upon the sale, exchange or maturity of your notes, it would be reasonable for you to recognize capital gain or loss equal to the difference, if any, between the amount of cash you receive at such time and your tax basis in your notes. The Internal Revenue Service (“IRS”) might not agree with this treatment, however, in which case, the timing and character of income or loss on your note could be materially and adversely affected.

Additionally, we will not attempt to ascertain whether any issuers of the underlier stocks would be treated as a “passive foreign investment company” (a “PFIC”) within the meaning of Section 1297 of the Internal Revenue Code of 1986, as amended (the “Code”). If any such entity were so treated, certain adverse U.S. federal income tax consequences might apply to U.S. holders upon the taxable disposition (including cash settlement) of the notes. You should refer to information filed with the Securities and Exchange Commission or an equivalent governmental authority by such entities and consult your tax advisor regarding the possible consequences to you if any such entity is or becomes a PFIC.

Subject to the paragraphs below, investors should read the discussion under “Supplemental U.S. Tax Considerations — Non-United States Holders — Foreign Account Tax Compliance Act” beginning on page PS-77 in the accompanying product supplement and consult their tax advisors concerning the potential application of The Foreign Account Tax Compliance Act.

A 30% withholding tax (which may be reduced by an applicable income tax treaty) is imposed under Section 871(m) of the Code on certain “dividend equivalents” paid or deemed paid to a non-U.S. holder with respect to a “specified equity-linked instrument” that references one or more dividend-paying U.S. equity securities or indices containing U.S. equity securities.  The withholding tax can apply even if the instrument does not provide for payments that reference dividends.  Treasury regulations provide that the withholding tax applies to all dividend equivalents paid or deemed paid on specified equity-linked instruments that have a delta of one (“delta one specified equity-linked instruments”) issued after 2016 and to all dividend equivalents paid or deemed paid  on all other specified equity-linked instruments issued after 2018.

Based on our determination that the notes are not “delta-one” with respect to any basket underliers or U.S. underlier stocks, our counsel is of the opinion that the notes should not be delta one specified equity-linked instruments and thus should not be subject to withholding on dividend equivalents. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Furthermore, the application of Section 871(m) of the Code will depend on our determinations made upon issuance of the notes. If withholding is required, we will not make payments of any additional amounts.

Nevertheless, after issuance, it is possible that your notes could be deemed to be reissued for tax purposes upon the occurrence of certain events affecting the basket underliers or underlier stocks or your notes, and following such occurrence your notes could be treated as delta one specified equity-linked instruments that are subject to withholding on dividend equivalents.  It is also possible that withholding tax or other tax under Section 871(m) of the Code could apply to the notes under these rules if a non-U.S. holder enters, or has entered, into certain other transactions in respect of the basket underliers or underlier stocks or the notes.  A non-U.S. holder that enters, or has entered, into other transactions in respect of the basket underliers or underlier stocks or the notes should consult its tax advisor regarding the application of Section 871(m) of the Code to its notes in the context of its other transactions.

Because of the uncertainty regarding the application of the 30% withholding tax on dividend equivalents to the notes, you are urged to consult your tax advisor regarding the potential application of Section 871(m) of the Code and the 30% withholding tax to an investment in the notes.

Pursuant to final and temporary Treasury regulations and Notice 2015-66, the withholding and reporting requirements under FATCA generally apply to certain “withholdable payments” and, if made after December 31, 2018, payments of certain gross proceeds on a sale or disposition and certain foreign passthru payments made after December 31, 2018 (or, if later, the date that final regulations defining the

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term “foreign pass-thru payment” are published). We will not pay additional amounts with respect to such withholding taxes discussed above.

For more information about the tax consequences of an investment in the notes, you should review carefully the section of the accompanying product supplement entitled “Supplemental U.S. Tax Considerations”.

Cash settlement amount (on the stated maturity date): for each $1,000 face amount of your notes, we will pay you on the stated maturity date an amount in cash equal to:

•	if the final basket level is greater than the initial basket level, the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) the upside participation rate times (c) the basket return;
•	if the final basket level is equal to or less than the initial basket level but greater than or equal to the buffer level, $1,000; or
•	if the final basket level is less than the buffer level, the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) the buffer rate times (c) the sum of the basket return plus the buffer amount.

Initial basket level: to be set equal to 100 on the trade date

Basket closing level: for any given trading day, the sum of the products, as calculated for each basket underlier, of the closing level for each basket underlier on such trading day multiplied by the weighting multiplier for each such basket underlier

Closing level: as described under “General Terms of the Notes — Closing Level” in the accompanying product supplement

Initial underlier level: for each of the basket underliers, the closing level of such basket underlier on the trade date, as determined by the calculation agent

Final underlier level: for each of the basket underliers, the closing level of such basket underlier on the determination date, as determined by the calculation agent

Final basket level: the basket closing level on the determination date, except in the limited circumstances described under “General Terms of the Notes — Market Disruption Event — Consequences of a Market Disruption Event or a Non-Trading Day” and “General Terms of the Notes — Discontinuance of or Adjustments to the Index Underlier or an Index Basket Underlier; Alteration of Method of Calculation” in the accompanying product supplement

Basket return: the quotient of (1) the final basket level minus the initial basket level divided by (2) the initial basket level, expressed as a percentage

Weighting percentage: for each basket underlier, the applicable percentage weight of such basket underlier within the basket of underliers as set forth under “About the Basket” on page 3; the sum of the weighting percentages of all basket underliers will equal 100%

Weighting multiplier: for each basket underlier, a positive amount equal to the quotient of (i) the product of the initial basket level times the weighting percentage for such basket underlier divided by (ii) the initial underlier level for such basket underlier; the weighting multipliers will remain constant for the life of the notes

Upside participation rate (to be set on the trade date): expected to be between 160% and 175%

Buffer level: 95.00% of the initial basket level

Buffer amount: 5.00%

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Buffer rate: 100.00%

Trade date: October 26, 2017

Original issue date (settlement date): October 31, 2017

Determination date (to be set on the trade date): a specified date that is expected to be approximately 48 months after the trade date, subject to adjustment as described under “General Terms of the Notes — Determination Date” in the accompanying product supplement

Stated maturity date (to be set on the trade date): a specified date that is expected to be the third business day after the determination date, subject to adjustment as described under “General Terms of the Notes — Stated Maturity Date” in the accompanying product supplement

Additional Market Disruption Event: Notwithstanding any provision to the contrary in the accompanying product supplement, if the EURO STOXX 50® Index is calculated and published by its sponsor (the “underlier sponsor”), a market disruption event may occur if (a) underlier stocks constituting 20% or more, by weight, of such basket underlier or any constituent index of such basket underlier, or (b) any option or futures contracts, if available, relating to (i) such basket underlier, (ii) any constituent index of such basket underlier, or (iii) underlier stocks constituting 20% or more, by weight, of such basket underlier or any constituent index of such basket underlier do not trade on what were the respective primary markets for those underlier stocks or contracts, as determined by the calculation agent, including when one or more applicable markets are closed for trading under ordinary circumstances.

No interest: The offered notes will not bear interest.

No redemption: The offered notes will not be subject to a redemption right or price dependent redemption right.

No listing: The offered notes will not be listed on any securities exchange or interdealer quotation system.

Business day: as described under “General Terms of the Notes — Business Day” in the accompanying product supplement

Trading day: When we refer to a trading day with respect to a basket underlier, we mean (i) for the Russell 2000® Index and the S&P 500® Index, a day as described under “General Terms of the Notes—Trading Day” in the accompanying product supplement and (ii) for the EURO STOXX 50® Index, a day on which such basket underlier is calculated and published by its underlier sponsor.

Use of proceeds and hedging: as described under “Use of Proceeds and Hedging” in the accompanying product supplement

ERISA: as described under “ERISA Considerations” in the accompanying product supplement

Supplemental plan of distribution (conflicts of interest); secondary markets (if any): UBS will agree to sell to UBS Securities LLC, and UBS Securities LLC will agree to purchase from UBS, the aggregate face amount of the notes specified on the front cover of the final pricing supplement. UBS Securities LLC proposes initially to offer the notes to the public at an original issue price set forth on the cover page of this preliminary pricing supplement, and to RBC Capital Markets, LLC at such price.

We expect to deliver the notes against payment therefor in New York, New York on October 31, 2017, which is expected to be the third business day following the date of the final pricing supplement and of the pricing of the notes. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in

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the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on any date prior to two business days before delivery will be required, by virtue of the fact that the notes are initially expected to settle in three business days (T + 3), to specify alternative settlement arrangements to prevent a failed settlement.

Conflicts of interest: UBS Securities LLC is an affiliate of UBS and, as such, has a “conflict of interest” in the offering within the meaning of the Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 5121. In addition, UBS will receive the net proceeds from the initial public offering of the notes, thus creating an additional conflict of interest within the meaning of FINRA Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of FINRA Rule 5121.

UBS Securities LLC and its affiliates may offer to buy or sell the notes in the secondary market (if any) at prices greater than UBS’ internal valuation: The value of the notes at any time will vary based on many factors that cannot be predicted. However, the price (not including UBS Securities LLC’s or any affiliate’s customary bid-ask spreads) at which UBS Securities LLC or any affiliate would offer to buy or sell the notes immediately after the trade date in the secondary market is expected to exceed the estimated initial value of the notes as determined by reference to our internal pricing models. The amount of the excess will decline to zero on a straight line basis over a period ending no later than 6 months after the trade date, provided that UBS Securities LLC may shorten the period based on various factors, including the magnitude of purchases and other requests from and negotiated arrangements with selling agents. Notwithstanding the foregoing, UBS Securities LLC and its affiliates are not required to make a market for the notes and may stop making a market at any time. For more information about secondary market offers and the estimated initial value of the notes, see “Additional Risk Factors Specific To Your Notes — Fair value considerations” and “Additional Risk Factors Specific To Your Notes — Limited or No Secondary Market and Secondary Market Price Considerations” in this preliminary pricing supplement.

Calculation agent: UBS Securities LLC

CUSIP no.: 90270KNP0

ISIN no.: US90270KNP02

FDIC: The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

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HYPOTHETICAL EXAMPLES

The following table and chart are provided for purposes of illustration only. They should not be taken as an indication or prediction of future investment results and are intended merely to illustrate the impact that the various hypothetical final basket levels on the determination date could have on the cash settlement amount at maturity assuming all other variables remain constant.

The examples below are based on a range of final basket levels that are entirely hypothetical; no one can predict what the basket level will be on any day throughout the life of your notes, and no one can predict what the final basket level will be on the determination date. The levels of the basket underliers have been volatile in the past — meaning that the levels of the basket underliers have changed considerably in relatively short periods — and their performance (and therefore the performance of the basket) cannot be predicted for any future period.

The information in the following examples reflects hypothetical rates of return on the offered notes assuming that they are purchased on the original issue date at the face amount and held to the stated maturity date. If you sell your notes in a secondary market prior to the stated maturity date, your return will depend upon the market value of your notes at the time of sale, which may be affected by a number of factors that are not reflected in the table below such as interest rates, the volatility of the basket underliers and the underlier stocks and our creditworthiness. In addition, the estimated value of your notes at the time the terms of your notes are set on the trade date (as determined by reference to our pricing models) will be less than the original issue price of your notes. For more information on the estimated value of your notes, see “Additional Risk Factors Specific To Your Notes — Fair Value Considerations — The Issue Price You Pay for the Notes Will Exceed Their Estimated Initial Value” in this preliminary pricing supplement. The information in the table also reflects the key terms and assumptions in the box below.

Key Terms and Assumptions
Face amount	$1,000.00
Initial basket level	100
Upside participation rate	167.50% (the midpoint of the range set forth on the cover page of this preliminary pricing supplement)
Buffer level	95.00% of the initial basket level
Buffer amount	5.00%

Neither a market disruption event nor a non-trading day occurs on the originally scheduled determination date.

No change in or affecting any of the underlier stocks or the method by which any of the underlier sponsors calculate the respective basket underliers.

Notes are purchased on original issue date at the face amount and held to the stated maturity date.

Moreover, we have not yet set the initial underlier level or the weighting multiplier for each basket underlier that will serve as the baseline for determining the basket return or the upside participation rate, each of which will affect the amount that we will pay on your notes, if any, at maturity. We will not do so until the trade date. As a result, the actual initial underlier levels for the basket underliers may differ substantially from their respective underlier levels prior to the trade date.

For these reasons, the actual performance of the basket underliers over the life of your notes, as well as the amount payable at maturity, if any, may bear little relation to the hypothetical examples shown below or to the hypothetical historical basket closing levels and historical levels of the basket underliers shown below under “The Basket and Basket Underliers — Hypothetical Historical Basket Level” and “The Basket and Basket Underliers — Historical High, Low and Closing Levels of the Basket Underlier” in this preliminary pricing supplement. Before investing in the offered notes, you should consult publicly

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available information to determine the levels of the underlier between the date of this preliminary pricing supplement and the date of your purchase of the offered notes.

Also, the hypothetical examples shown below do not take into account the effects of applicable taxes. Because of the U.S. tax treatment applicable to your notes, tax liabilities could affect the after-tax rate of return on your notes to a comparatively greater extent than the after-tax return on the underlier stocks.

Any rate of return you may earn on an investment in the notes may be lower than that which you could earn on a comparable investment in the underlier stocks. Among other things, the return on the notes will not reflect any dividends that may be paid on the underlier stocks.

The levels in the left column of the table below represent hypothetical final basket levels and are expressed as percentages of the initial basket level. The amounts in the right column represent the hypothetical cash settlement amounts, based on the corresponding hypothetical final basket level (expressed as a percentage of the initial basket level), and are expressed as percentages of the face amount of a note (rounded to the nearest one-thousandth of a percent). Thus, a hypothetical cash settlement amount of 100.000% means that the value of the cash payment that we would deliver for each $1,000.00 of the outstanding face amount of the offered notes on the stated maturity date would equal 100.000% of the face amount of a note, based on the corresponding hypothetical final basket level (expressed as a percentage of the initial basket level) and the assumptions noted above.

Hypothetical Final Basket Level (as Percentage of Initial Basket Level)	Hypothetical Cash Settlement Amount (as Percentage of Face Amount)
140.000%	167.000%
130.000%	150.250%
120.000%	133.500%
110.000%	116.750%
105.000%	108.375%
100.000%	100.000%
97.000%	100.000%
95.000%	100.000%
90.000%	95.000%
80.000%	85.000%
70.000%	75.000%
60.000%	65.000%
50.000%	55.000%
25.000%	30.000%
0.000%	5.000%

 If, for example, the final basket level were determined to be 25.000% of the initial basket level, the cash settlement amount that we would deliver on your notes at maturity would be 30.000% of the face amount of your notes, as shown in the table above. As a result, if you purchased your notes on the original issue date at the face amount and held them to the stated maturity date, you would lose 70.000% of your investment (if you purchased your notes at a premium to face amount you would lose a correspondingly higher percentage of your investment).

The following chart also shows a graphical illustration of the hypothetical cash settlement amounts (expressed as a percentage of the face amount of your notes) that we would pay on your notes on the stated maturity date, if the final basket level (expressed as a percentage of the initial basket level) were any of the hypothetical levels shown on the horizontal axis. The chart shows that any hypothetical final basket level (expressed as a percentage of the initial basket level) of less than 95.000% (the section left of the 95.000% marker on the horizontal axis) would result in a hypothetical cash settlement amount of

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less than 100.000% of the face amount of your notes (the section below the 100.000% marker on the vertical axis) and, accordingly, in a loss of principal to the holder of the notes.

Hypothetical Payoff Profile
160.000%
140.000%
120.000%
100.000%
80.000%
60.000%
40.000%
20.000%
0.000%
Hypothetical Cash Settlement Amount (as % of Face Amount)
0.000%
100.000%
95.000%
Hypothetical Final Basket Level (as % of Initial Basket Level)
Basket Performance
Note Performance

The cash settlement amounts shown above are entirely hypothetical; they are based on levels of the basket that may not be achieved on the determination date and on assumptions that may prove to be erroneous. The actual market value of your notes on the stated maturity date or at any other time, including any time you may wish to sell your notes, may bear little relation to the hypothetical cash settlement amounts shown above, and these amounts should not be viewed as an indication of the financial return on an investment in the offered notes. The hypothetical cash settlement amounts on notes held to the stated maturity date in the examples above assume you purchased your notes at their face amount and have not been adjusted to reflect the actual issue price you pay for your notes. The return on your investment (whether positive or negative) in your notes will be affected by the amount you pay for your notes. If you purchase your notes for a price other than the face amount, the return on your investment will differ from, and may be significantly lower than, the hypothetical returns suggested by the above examples. Please read “Additional Risk Factors Specific To Your Notes – Market Risk” and “Additional Risk Factors Specific To Your Notes – If You Purchase Your Notes at a Premium to Face Amount, the Return on Your Investment Will Be Lower Than the Return on Notes Purchased at Face Amount and the Impact of Certain Key Terms of the Notes Will be Negatively Affected” on pages 14 and 16 in this preliminary pricing supplement.

The following examples illustrate the hypothetical cash settlement amount on each $1,000 principal amount note based on hypothetical initial underlier levels of the basket underliers and hypothetical final underlier levels of the basket underliers calculated based on the key terms and assumptions above. The levels in Column A represent the hypothetical initial underlier levels for each basket underlier, and the levels in Column B represent hypothetical final underlier levels for each basket underlier. The percentages in Column C represent the appreciation or depreciation of the hypothetical final underlier levels as compared to the respective hypothetical initial underlier levels. The amounts in Column D represent the hypothetical weighting multiplier for each basket underlier, and the amounts in Column E represent the products of Column B times the corresponding amounts in Column D. The final basket level for each example is shown beneath each example, and will equal the sum of the five products shown in

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Column E. The basket return for each example is shown beneath the final basket level for such example, and will equal the quotient of (i) the final basket level for such example minus the initial basket level divided by (ii) the initial basket level, expressed as a percentage. The values below have been rounded for ease of analysis.

The hypothetical initial underlier level for each basket underlier of 100.00 has been chosen for illustrative purposes only and does not represent a likely initial underlier level for that basket underlier. Because each hypothetical initial underlier level has been set to 100.00, these examples do not accurately reflect the differences in the levels of the basket underliers. For historical data regarding the actual historical levels of the basket underliers, please see the historical information set forth below under “The Basket and the Basket Underliers”.

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Example 1: The final basket level is greater than the initial basket level. The cash settlement amount exceeds the $1,000 face amount.

	Column A	Column B	Column C	Column D	Column E
Basket Underlier	Hypothetical Initial Underlier Level	Hypothetical Final Underlier Level	Appreciation/Depreciation	Hypothetical Weighting Multiplier	Column B × Column D
S&P 500® Index	100.00	101.00	1%	0.500000000	50.50
Russell 2000® Index	100.00	101.00	1%	0.250000000	25.25
EURO STOXX 50® Index	100.00	101.00	1%	0.250000000	25.25
				Final Basket Level:	101.00
				Basket Return:	1.00%

In this example, all of the hypothetical final underlier levels for the basket underliers are greater than the applicable hypothetical initial underlier levels, which results in the hypothetical final basket level being greater than the initial basket level of 100.00. Because the hypothetical final basket level of 101.00 exceeds the initial basket level, the hypothetical cash settlement amount will equal:

Cash settlement amount = $1,000 + ($1,000 × 167.50% × 1.00%) = $1,016.75

Example 2: The final basket level is less than the initial basket level, but greater than the buffer level. The cash settlement amount equals the $1,000 face amount.

	Column A	Column B	Column C	Column D	Column E
Basket Underlier	Hypothetical Initial Underlier Level	Hypothetical Final Underlier Level	Appreciation/Depreciation	Hypothetical Weighting Multiplier	Column B × Column D
S&P 500® Index	100.00	80.00	-20%	0.500000000	40.00
Russell 2000® Index	100.00	110.00	10%	0.250000000	27.50
EURO STOXX 50® Index	100.00	111.00	10%	0.250000000	27.75
				Final Basket Level:	95.25
				Basket Return:	-4.75%

In this example, the hypothetical final underlier level of the S&P 500® Index is less than its hypothetical initial underlier level, while the hypothetical final underlier levels of the Russell 2000® Index and EURO STOXX 50® Index are greater than their applicable hypothetical initial underlier levels.

Because the basket is unequally weighted, increases in the lower weighted basket underliers will be offset by decreases in the more heavily weighted basket underlier. In this example, the large decline in the S&P 500® Index results in the hypothetical final basket level being less than the initial basket level, even though the Russell 2000® Index and EURO STOXX 50® Index increased.

Because the hypothetical final basket level of 95.25 is less than the initial basket level, but greater than the buffer level the cash settlement amount will equal the face amount of the note, or $1,000.

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Example 3: The final basket level is less than the initial basket level and is less than the buffer level. The cash settlement amount is less than the $1,000 face amount.

	Column A	Column B	Column C	Column D	Column E
Basket Underlier	Hypothetical Initial Underlier Level	Hypothetical Final Underlier Level	Appreciation/ Depreciation	Hypothetical Weighting Multiplier	Column B × Column D
S&P 500® Index	100.00	40.00	-60%	0.500000000	20.00
Russell 2000® Index	100.00	100.00	0%	0.250000000	25.00
EURO STOXX 50® Index	100.00	140.00	40%	0.250000000	35.00
				Final Basket Level:	80.00
				Basket Return:	-20.00%

In this example, the hypothetical final underlier level of the S&P 500® Index is less than its hypothetical initial underlier level, while the hypothetical final underlier level of the Russell 2000® Index is equal to its applicable hypothetical initial underlier level and the hypothetical final underlier level of the EURO STOXX 50® Index is greater than its applicable hypothetical initial underlier level.

Because the basket is unequally weighted, increases in the lower weighted basket underliers will be offset by decreases in the more heavily weighted basket underlier. In this example, the large decline in the S&P 500® Index results in the hypothetical final basket level being less than the initial basket level, even though the Russell 2000 ® Index remained flat and the EURO STOXX 50 ® Index increased.

Because the hypothetical final basket level of 80.00 is less than the initial basket level, the cash settlement amount will equal:

Cash settlement amount = $1,000 + [$1,000 × 100.00% × (-20.00% + 5.00%)] = $850.00

We cannot predict the actual final basket level, the level of any particular basket underlier or what the market value of your notes will be on any particular trading day, nor can we predict the relationship between the basket level and the market value of your notes at any time prior to the stated maturity date. The actual amount that you will receive, if any, at maturity and the rate of return on the offered notes will depend on the actual initial underlier level and weighting multiplier for each basket underlier and the upside participation rate, which we will set on the trade date, the actual final basket level determined by the calculation agent as described above and the price you pay for your notes. Moreover, the assumptions on which the hypothetical returns are based may turn out to be inaccurate. Consequently, the amount of cash to be paid in respect of your notes, if any, on the stated maturity date may be very different from the information reflected in the table and chart above.

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ADDITIONAL RISK FACTORS SPECIFIC TO YOUR NOTES

An investment in your notes is subject to the risks described below, as well as the risks described under “Considerations Relating to Indexed Securities” in the accompanying prospectus, dated April 29, 2016, and “Risk Factors” in the accompanying product supplement, dated May 2, 2016. You should carefully review these risks as well as the terms of the notes described herein and in the accompanying prospectus, dated April 29, 2016, as supplemented by the accompanying index supplement, dated April 29, 2016 and the accompanying product supplement, dated May 2, 2016, of UBS. Your notes are a riskier investment than ordinary debt securities. Also, your notes are not equivalent to investing directly in the underlier stocks, i.e., the stocks comprising the basket underliers to which your notes are linked. You should carefully consider whether the offered notes are suited to your particular circumstances.

You May Lose Almost All of Your Investment In The Notes

You can lose almost all of your investment in the notes. The cash payment on your notes, if any, on the stated maturity date will be based on the performance of the basket as measured from the initial basket level set on the trade date to the final basket level on the determination date. If the final basket level is less than the buffer level, you will have a loss for each $1,000 of the face amount of your notes equal to the product of the buffer rate times the sum of the basket return plus the buffer amount times $1,000. Thus, you may lose almost all of your investment in the notes, which would include any premium to face amount you paid when you purchased the notes. Specifically, you will lose 1% of the face amount of each of your notes for every 1% negative basket return below the buffer level.

Also, the market price of your notes prior to the stated maturity date may be significantly lower than the purchase price you pay for your notes. Consequently, if you sell your notes before the stated maturity date, you may receive far less than the amount of your investment in the notes.

The Upside Participation Rate Applies Only At Maturity

You should be willing to hold your notes to maturity. If you are able to sell your notes prior to maturity in the secondary market, the price you receive will likely not reflect the full economic value of the upside participation rate of the notes and the return you realize may be less than the basket return multiplied by the upside participation rate, even if such return is positive. You can receive the full benefit of any positive basket return multiplied by the upside participation rate only if you hold your notes to maturity.

Your Notes Will Not Bear Interest

You will not receive any interest payments on your notes. As a result, even if the cash settlement amount payable for your notes on the stated maturity date exceeds the face amount of your notes, the overall return you earn on your notes may be less than you would have earned by investing in a conventional debt security of comparable maturity that bears interest at a prevailing market rate.

The Notes Are Subject to the Credit Risk of the Issuer

The notes are unsubordinated, unsecured debt obligations of the issuer, UBS, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the notes, including any repayment of principal, depends on the ability of UBS to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of UBS may affect the market value of the notes and, in the event UBS were to default on its obligations, you may not receive any amounts owed to you under the terms of the notes and you could lose almost all of your initial investment.

A Decrease in the Level of One Basket Underlier May Offset Increases in the Other Basket Underliers on the Determination Date

The cash settlement amount is based on the returns of the basket underliers; thus, declines in the level of one basket underlier may offset changes in the levels of the other basket underliers that are positive. As a result, the basket return could be negative even if only one of the basket underliers experiences a decrease in their closing levels. As a result, you could lose a portion of your investment in the notes and

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may lose almost all of your investment depending on the performance of the basket. In addition, because the basket underliers are not equally weighted, increases in lower weighted basket underliers may be offset by even small decreases in more heavily weighted basket underliers.

Market Risk

The return on the notes is directly linked to the performance of the basket and indirectly linked to the value of the basket underliers (and the underlier stocks), and the extent to which the basket return is positive or negative. The level of the basket can rise or fall sharply due to factors specific to the basket underliers (and the underlier stocks), as well as general market factors, such as general market volatility and levels, interest rates and economic and political conditions. You may lose some or almost all of your initial investment.

Fair Value Considerations

The Issue Price You Pay for the Notes Will Exceed Their Estimated Initial Value

The issue price you pay for the notes will exceed their estimated initial value as of the trade date due to the inclusion in the issue price of the hedging costs, issuance costs and projected profits. As of the close of the relevant markets on the trade date, we will determine the estimated initial value of the notes by reference to our internal pricing models and it will be set forth in the final pricing supplement. The pricing models used to determine the estimated initial value of the notes incorporate certain variables, including the level of the basket and basket underliers, the volatility of the basket and basket underliers, the correlation among the basket underliers, the expected dividends on the underlier stocks, prevailing interest rates, the term of the notes and our internal funding rate. Our internal funding rate is typically lower than the rate we would pay to issue conventional fixed or floating rate debt securities of a similar term. The hedging costs, issuance costs, projected profits and the difference in rates will reduce the economic value of the notes to you. Due to these factors, the estimated initial value of the notes as of the trade date will be less than the issue price you pay for the notes.

The Estimated Initial Value Is a Theoretical Price; the Actual Price that You May Be Able to Sell Your Notes in Any Secondary Market (if Any) at Any Time After the Trade Date May Differ From the Estimated Initial Value

The value of your notes at any time will vary based on many factors, including the factors described above and in “—Market Risk” above and is impossible to predict. Furthermore, the pricing models that we use are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, after the trade date, if you attempt to sell the notes in the secondary market, the actual value you would receive may differ, perhaps materially, from the estimated initial value of the notes determined by reference to our internal pricing models. The estimated initial value of the notes does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your notes in any secondary market at any time.

Our Actual Profits May Be Greater or Less than the Differential Between the Estimated Initial Value and the Issue Price of the Notes as of the Trade Date

We may determine the economic terms of the notes, as well as hedge our obligations, at least in part, prior to the trade date. In addition, there may be ongoing costs to us to maintain and/or adjust any hedges and such hedges are often imperfect. Therefore, our actual profits (or potentially, losses) in issuing the notes cannot be determined as of the trade date and any such differential between the estimated initial value and the issue price of the notes as of the trade date does not reflect our actual profits. Ultimately, our actual profits will be known only at the maturity of the notes.

Limited or No Secondary Market and Secondary Market Price Considerations

There May Be Little or No Secondary Market for the Notes

The notes will not be listed or displayed on any securities exchange or any electronic communications network. There can be no assurance that a secondary market for the notes will develop. UBS Securities

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LLC and its affiliates may make a market in the notes, although they are not required to do so and may stop making a market at any time. If you are able to sell your notes prior to maturity, you may have to sell them at a substantial loss. The estimated initial value of the notes does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your notes in any secondary market at any time.

The Price at which UBS Securities LLC and Its Affiliates May Offer to Buy the Notes in the Secondary Market (if Any) May Be Greater than UBS’ Valuation of the Notes at that Time, Greater than Any Other Secondary Market Prices Provided by Unaffiliated Dealers (if Any) and, Depending on Your Broker, Greater than the Valuation Provided on Your Customer Account Statements

For a limited period of time following the issuance of the notes, UBS Securities LLC or its affiliates may offer to buy or sell such notes at a price that exceeds (i) our valuation of the notes at that time based on our internal pricing models, (ii) any secondary market prices provided by unaffiliated dealers (if any) and (iii) depending on your broker, the valuation provided on customer account statements. The price that UBS Securities LLC may initially offer to buy such notes following issuance will exceed the valuations indicated by our internal pricing models due to the inclusion for a limited period of time of the aggregate value of the hedging costs, issuance costs and theoretical projected trading profit. The portion of such amounts included in our price will decline to zero on a straight line basis over a period ending no later than the date specified under “Supplemental plan of distribution (conflicts of interest); secondary markets (if any)” herein. Thereafter, if UBS Securities LLC or an affiliate makes secondary markets in the notes, it will do so at prices that reflect our estimated value determined by reference to our internal pricing models at that time. The temporary positive differential relative to our internal pricing models arises from requests from and arrangements made by UBS Securities LLC with the selling agents of structured debt securities such as the notes. As described above, UBS Securities LLC and its affiliates are not required to make a market for the notes and may stop making a market at any time. The price at which UBS Securities LLC or an affiliate may make secondary markets at any time (if at all) will also reflect its then current bid-ask spread for similar sized trades of structured debt securities. UBS Securities LLC reflects this temporary positive differential on its customer statements. Investors should inquire as to the valuation provided on customer account statements provided by unaffiliated dealers.

Price of Notes Prior to Maturity

The market price of the notes will be influenced by many unpredictable and interrelated factors, including the level of the basket and basket underliers; the volatility of the basket and basket underliers; the correlation among the basket underliers; the dividend rate paid on the underlier stocks; the time remaining to the maturity of the notes; interest rates in the markets; geopolitical conditions and economic, financial, political, force majeure and regulatory or judicial events; the creditworthiness of UBS and the then current bid-ask spread for the notes.

Impact of Fees and the Use of Internal Funding Rates Rather than Secondary Market Credit Spreads on Secondary Market Prices

All other things being equal, the use of the internal funding rates described above under “—Fair Value Considerations” as well as the inclusion in the original issue price of the hedging costs, issuance costs and any projected profits are, subject to the temporary mitigating effect of UBS Securities LLC’s and its affiliates’ market making premium, expected to reduce the price at which you may be able to sell the notes in any secondary market.

The Amount Payable on Your Notes Is Not Linked to the Level of Any Basket Underlier at Any Time Other than the Determination Date

The final basket level will be based on the basket closing level on the determination date (and therefore will be based on the closing levels of the basket underliers on the determination date), except in the limited circumstances described under “General Terms of the Notes – Consequences of a Market Disruption Event or a Non-Trading Day” and “General Terms of the Notes – Discontinuance of or Adjustments to the Index or an Index Basket Underlier; Alteration of Method of Calculation” in the

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accompanying product supplement. Therefore, if the closing level of one or more of the basket underliers dropped precipitously on the determination date, the cash settlement amount for your notes may be significantly less than it would have been had the cash settlement amount been linked to the closing levels of the basket underliers prior to such drop in the levels of the basket underliers. Although the actual levels of the basket underliers on the stated maturity date or at other times during the life of your notes may be higher than the final underlier levels, you will not benefit from the closing levels of the basket underliers at any time other than on the determination date.

You Have No Shareholder Rights or Rights to Receive Any Underlier Stock

Investing in your notes will not make you a holder of any of the underlier stocks. Neither you nor any other holder or owner of your notes will have any voting rights, any right to receive dividends or other distributions, any rights to make a claim against the underlier stocks or any other rights with respect to the underlier stocks. Your notes will be paid in cash and you will have no right to receive delivery of any underlier stocks.

We May Sell an Additional Aggregate Face Amount of the Notes at a Different Issue Price

At our sole option, we may decide to sell an additional aggregate face amount of the notes subsequent to the date of the final pricing supplement. The issue price and net proceeds of the notes in the subsequent sale may differ substantially (higher or lower) from the original issue price you paid as provided on the cover of the final pricing supplement. The return (whether positive or negative) on your investment in the notes will depend in part on the issue price you pay for such notes.

If You Purchase Your Notes at a Premium to Face Amount, the Return on Your Investment Will Be Lower Than the Return on Notes Purchased at Face Amount and the Impact of Certain Key Terms of the Notes Will be Negatively Affected

The cash settlement amount will not be adjusted based on the original issue price you pay for the notes. If you purchase notes at a price that differs from the face amount of the notes, then the return on your investment in such notes held to the stated maturity date will differ from, and may be substantially less than, the return on notes purchased at face amount. If you purchase your notes at a premium to face amount and hold them to the stated maturity date, the return on your investment in the notes will be lower than it would have been had you purchased the notes at face amount or a discount to face amount.

In addition, the impact of the buffer level on the return on your investment, and the extent to which the buffer level will diminish your exposure to any negative basket return will depend upon the price you pay for your notes relative to face amount. For example, if you purchase your notes at a premium to face amount, the buffer level, while still providing some protection against exposure to any negative basket return, will allow a greater percentage decrease in your investment in the notes than would have been the case for notes purchased at face amount or a discount to face amount.

The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors

When we refer to the market value of your notes, we mean the value that you could receive for your notes if you chose to sell them in the open market before the stated maturity date. A number of factors, many of which are beyond our control, will influence the market value of your notes, including:

•	the volatility – i.e., the frequency and magnitude of changes – in the level of the basket and the basket underliers;
•	the dividend rates of the underlier stocks;
•	economic, financial, legislative, regulatory and political, military or other events that may affect the prices of any of the underlier stocks and thus the level of the basket;
•	other interest rate and yield rates in the market;

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•	fluctuations in the exchange rate between currencies in which the relevant ordinary shares are quoted and traded and the U.S. dollar; and
•	our creditworthiness, whether actual or perceived, and including actual or anticipated upgrades or downgrades in our credit ratings or changes in other credit measures.

These factors will influence the price you will receive if you sell your notes before maturity, including the price you may receive for your notes in any market-making transaction. If you sell your notes prior to maturity, you may receive less than the face amount of your notes.

You cannot predict the future levels of the basket based on its hypothetical historical performance. The actual change in the value in the basket over the life of the notes, as well as the amount payable on the stated maturity date, may bear little or no relation to the hypothetical historical basket closing levels or to the hypothetical examples shown elsewhere in this preliminary pricing supplement.

If the Level of the Basket Changes, the Market Value of Your Notes May Not Change in the Same Manner

Your notes may trade quite differently from the performance of the basket. Changes in the level of the basket may not result in a comparable change in the market value of your notes. This is because your cash settlement amount at maturity will be based on the final basket level. If the basket return is negative and the final basket level is less than the buffer level, you could lose almost all or a substantial portion of your investment in the notes. We discuss some of the reasons for this disparity under “— The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” above.

The Basket Underliers Reflect Price Return, Not Total Return

The return on your notes is based on the performance of the basket, which reflects the changes in the market levels of the basket underliers, and the prices of their underlier stocks. It is not, however, linked to a “total return” index or strategy, which, in addition to reflecting those price returns, would also reflect dividends paid on the underlier stocks. The return on your notes will not include such a total return feature or dividend component.

The Notes are Considered “Hold To Maturity” Products

Generally, there is no liquid market for the notes.

Changes That Affect Any Basket Underlier Could Have An Adverse Effect On the Value of The Notes and the Amount You Will Receive at Maturity of Your Notes

The policies of an underlier sponsor, each as defined under “The Basket and the Basket Underliers” below, concerning a basket underlier, additions, deletions or substitutions of the underlier stocks and the manner in which changes affecting the underlier stocks or the issuers of any underlier stocks (such as stock dividends, reorganizations or mergers) are reflected in any basket underlier, could affect the level of that basket underlier, and, therefore, could affect the amount payable on your notes at maturity and the market value of your notes prior to maturity. The amount payable on the notes and their market value could also be affected if an underlier sponsor changes these policies, for example by changing the manner in which it calculates a basket underlier, or if an underlier sponsor discontinues or suspends calculation or publication of a basket underlier, in which case it may become difficult to determine the market value of the notes. If events such as these occur, or if any final underlier level (and therefore the final basket level) is not available because of a market disruption event, non-trading day or for any other reason, and no successor basket underlier is selected, the calculation agent—which initially will be UBS

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Securities LLC, an affiliate of UBS—may determine the final underlier level (and therefore the final basket level)—and thus the amount payable at maturity—in a manner it considers appropriate.

Your Notes Are Subject to Small-Capitalization Stock Risks

The notes are subject to risks associated with small-capitalization companies. The Russell 2000® Index is comprised of stocks of companies that may be considered small-capitalization companies. These companies often have greater stock price volatility, lower trading volume and less liquidity than large-capitalization companies and therefore the Russell 2000® Index may be more volatile than an index in which a greater percentage of the constituent stocks are issued by large-capitalization companies. Stock prices of small-capitalization companies are also more vulnerable than those of large-capitalization companies to adverse business and economic developments, and the stocks of small-capitalization companies may be thinly traded. In addition, small-capitalization companies are typically less stable financially than large-capitalization companies and may depend on a small number of key personnel, making them more vulnerable to loss of personnel. Small-capitalization companies are often given less analyst coverage and may be in early, and less predictable, periods of their corporate existences. Such companies tend to have smaller revenues, less diverse product lines, smaller shares of their product or service markets, fewer financial resources and less competitive strengths than large-capitalization companies and are more susceptible to adverse developments related to their products.

Your Notes Are Subject to Non-U.S. Securities Market Risk

The EURO STOXX 50® Index is subject to risks associated with non-U.S. securities markets, specifically the Eurozone. An investment in notes linked directly or indirectly to the value of securities issued by non-U.S. companies involves particular risks.

Generally, non-U.S. securities and futures markets may be more volatile than U.S. securities and futures markets, and market developments may affect non-U.S. markets differently from U.S. securities and futures markets. Direct or indirect government intervention to stabilize these non-U.S. markets, as well as cross shareholdings in non-U.S. companies, may affect trading prices and volumes in those markets. There is generally less publicly available information about non-U.S. companies than about those U.S. companies that are subject to the reporting requirements of the SEC, and non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies. Similarly, regulations of the Commodity Futures Trading Commission generally do not apply to trading on non-U.S. exchanges, and trading on non-U.S. exchanges may involve different and greater risks than trading on U.S. exchanges.

Securities and futures prices in non-U.S. countries are subject to political, economic, financial and social factors that may be unique to the particular country. These factors, which could negatively affect the non-U.S. securities and futures markets, include the possibility of recent or future changes in the non-U.S. government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other non-U.S. laws or restrictions applicable to non-U.S. companies or investments in non-U.S. securities or futures contracts and the possibility of fluctuations in the rate of exchange between currencies. Moreover, certain aspects of a particular non-U.S. economy may differ favorably or unfavorably from the U.S. economy in important respects, such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

The Basket Return For the Notes Will Not Be Adjusted for Changes in Exchange Rates Related to the U.S. Dollar, Which Might Affect a Basket Underlier Whose Underlier Stocks Are Traded in Currencies Other Than the U.S. Dollar.

Although the underlier stocks for the EURO STOXX 50® Index are traded in currencies other than the U.S. dollar, the notes are denominated in U.S. dollars, and the calculation of the amount payable on the

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notes at maturity will not be adjusted for changes in the exchange rates between the U.S. dollar and the currency in which such underlier stocks are denominated. Changes in exchange rates, however, may reflect changes in various non-U.S. economies that in turn may affect the levels of the basket underliers (and therefore the basket closing level) or basket return, as applicable, and therefore, the amount payable on your notes. The amount we pay in respect of the notes on the stated maturity date will be determined solely in accordance with the procedures described in “General Terms of the Notes” beginning on page PS-51 in the accompanying product supplement.

UBS Cannot Control Actions By the Underlier Sponsors and the Underlier Sponsors Have No Obligation To Consider Your Interests

UBS and its affiliates are not affiliated with any underlier sponsors and have no ability to control or predict their actions, including any errors in or discontinuation of public disclosure regarding methods or policies relating to the calculation of the basket underliers. The underlier sponsors are not involved in the notes offering in any way and have no obligation to consider your interest as an owner of the notes in taking any actions that might affect the market value of your notes.

Potential Conflict of Interest

UBS and its affiliates may engage in business related to the basket underliers or underlier stocks, which may present a conflict between the obligations of UBS and you, as a holder of the notes. There are also potential conflicts of interest between you and the calculation agent, which will be an affiliate of UBS. The calculation agent will determine the basket return and the cash settlement amount based on the final underlier levels and final basket level. The calculation agent can postpone the determination of any final underlier level (and therefore the final basket level) if a market disruption event occurs and is continuing on the determination date. The calculation agent also has discretion in making certain adjustments relating to a modification of the basket. As UBS determines the economic terms of the notes, including the upside participation rate and buffer level, and such terms include hedging costs, underwriting discount, issuance costs and projected profits, the notes represent a package of economic terms. There are other potential conflicts of interest insofar as an investor could potentially get better economic terms if that investor entered into exchange-traded and/or OTC derivatives or other instruments with third parties, assuming that such instruments were available and the investor had the ability to assemble and enter into such instruments.

Furthermore, given that UBS Securities LLC and its affiliates temporarily maintain a market making premium, it may have the effect of discouraging UBS Securities LLC and its affiliates from recommending the sale of your notes in the secondary market. UBS or its affiliates may earn additional profits (or potentially incur losses) as a result of payments pursuant to such hedging activities. In performing these duties, the economic interests of UBS, UBS Securities LLC, the dealers or their respective affiliates are potentially adverse to your interests as an investor in the notes. Additionally, hedging activities may adversely affect the market value of your notes and the amount we will pay on your notes.

Potentially Inconsistent Research, Opinions or Recommendations By UBS

UBS and its affiliates publish research from time to time on financial markets and other matters that may influence the value of the notes, or express opinions or provide recommendations that are inconsistent with purchasing or holding the notes. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the notes and the underlier to which the notes are linked.

Under Certain Circumstances, the Swiss Financial Market Supervisory Authority (“FINMA”) has the Power to Take Actions That May Adversely Affect the Notes

Pursuant to article 25 et seq. of the Swiss Banking Act, FINMA has broad statutory powers to take measures and actions in relation to UBS if it (i) is overindebted, (ii) has serious liquidity problems or (iii)

20

fails to fulfill the applicable capital adequacy provisions after expiration of a deadline set by FINMA. If one of these prerequisites is met, the Swiss Banking Act grants significant discretion to FINMA to open restructuring proceedings or liquidation (bankruptcy) proceedings in respect of, and/or impose protective measures in relation to, UBS. In particular, a broad variety of protective measures may be imposed by FINMA, including a bank moratorium or a maturity postponement, which measures may be ordered by FINMA either on a stand-alone basis or in connection with restructuring or liquidation proceedings. In a restructuring proceeding, the resolution plan may, among other things, (a) provide for the transfer of UBS’s assets or a portion thereof, together with debts and other liabilities, and contracts of UBS, to another entity, (b) provide for the conversion of UBS’s debt and/or other obligations, including its obligations under the notes, into equity, and/or (c) potentially provide for haircuts on obligations of UBS, including its obligations under the notes. Although no precedent exists, if one or more measures under the revised regime were imposed, such measures may have a material adverse effect on the terms and market value of the notes and/or the ability of UBS to make payments thereunder.

Uncertain Tax Treatment

Significant aspects of the tax treatment of the Notes are uncertain. There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as the notes, and we do not plan to request a ruling from the IRS. Consequently, significant aspects of the tax treatment of the notes are uncertain, and the IRS or a court might not agree with the treatment of the notes as pre-paid financial contracts that are not debt. Accordingly, it is possible that your notes could alternatively be treated for tax purposes, and that the timing and character of the income or loss on your notes could be materially and adversely affected.

The IRS has released a notice that may affect the taxation of holders of the notes. According to Notice 2008-2, the IRS and the Treasury Department are actively considering whether the holder of an instrument similar to the notes should be required to accrue ordinary income on a current basis, and they are seeking taxpayer comments on the subject. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the notes will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The IRS and the Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Code should be applied to such instruments. Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations. Except to the extent otherwise required by law, UBS intends to treat your notes for United States federal income tax purposes in accordance with the treatment described above under “Supplemental discussion of U.S. federal income tax consequences” and under “Supplemental U.S. Tax Considerations” in the accompanying product supplement, unless and until such time as the Treasury Department and the IRS determine that some other treatment is more appropriate.

Prospective purchasers of notes should consult their tax advisors as to the U.S. federal, state, local, non.-U.S. and other tax consequences to them of the purchase, ownership and disposition of the notes. For more information, see “Supplemental U.S. Tax Considerations” in the accompanying product supplement.

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THE BASKET AND THE BASKET UNDERLIERS

The basket consists of three basket underliers with the following weights: S&P 500® Index (50.00% weighting), the Russell 2000® Index (25.00% weighting) and the EURO STOXX 50® Index (25.00% weighting).

S&P 500® Index

We have derived all information contained in this preliminary pricing supplement regarding the S&P 500® Index, including without limitation, its make-up, method of calculation and changes in its underlier stocks from publicly available information. Such information reflects the policies of, and is subject to change by S&P Dow Jones Indices LLC (“S&P”), and/or its affiliates.

S&P has no obligation to continue to publish the S&P 500® Index, and may discontinue publication of the S&P 500® Index at any time. The S&P 500® Index is determined, comprised and calculated by S&P without regard to the notes.

The S&P 500® Index is published by S&P. As discussed more fully in the index supplement under the heading “Underlying Indices and Underlying Index Publishers — S&P 500® Index”, the S&P 500® Index is intended to provide an indication of the pattern of common stock price movement. The calculation of the value of the S&P 500® Index is based on the relative value of the aggregate market value of the common stock of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. As of September 29, 2017, eleven main groups of companies comprise the S&P 500® Index, with the percentage weight of each group in the index as a whole as of September 29, 2017 indicated below: Information Technology (23.2%), Financials (14.6%), Health Care (14.5%), Consumer Discretionary (11.8%), Industrials (10.2%), Consumer Staples (8.2%), Energy (6.1%), Utilities (3.1%), Real Estate (3.0%), Materials (3.0%) and Telecommunication Services (2.2%).

As of July 31, 2017, companies with multiple share class lines are no longer eligible for inclusion in the S&P 500® Index. Constituents of the S&P 500® Index prior to July 31, 2017 with multiple share class lines will be grandfathered in and continue to be included in the S&P 500® Index. If an issuer of an underlier stock of the S&P 500® Index reorganizes into a multiple share class line structure, such issuer will remain in the S&P 500® Index at the discretion of the S&P Index Committee in order to minimize turnover.

In addition to the criteria for addition to the S&P 500® Index set forth in the accompanying index supplement, a company must have a primary listing of its common stock on the NYSE, NYSE Arca, NYSE American (formerly NYSE MKT), NASDAQ Global Select Market, NASDAQ Select Market, NASDAQ Capital Market, Bats BZX, Bats BYX, Bats EDGA, Bats EDGX or IEX and, effective July 31, 2017, the criteria employed by S&P for purposes of making additions to the S&P 500® Index were changed as follows: (a) the former “corporate governance structure consistent with U.S. practice” requirement was removed; and (b) with respect to constituents of the S&P MidCap 400® Index and the S&P SmallCap 600® Index that are being considered for addition to the S&P 500® Index, the financial viability, public float and/or liquidity eligibility criteria no longer need to be met if the S&P Index Committee decides that such an addition will enhance the representativeness of the S&P 500® Index as a market benchmark. Effective March 10, 2017, company additions to the S&P 500® Index should have an unadjusted company market capitalization of $6.1 billion or more (an increase from the previous requirement of an unadjusted company market capitalization of $5.3 billion or more).

Information from outside sources is not incorporated by reference in, and should not be considered part of, this preliminary pricing supplement, the accompanying product supplement, accompanying index supplement or any accompanying prospectus. Information about the S&P 500® Index, including the methodology used to calculate the S&P 500® Index, is available at us.spindices.com/indices/equity/sp-500. We are not incorporating by reference the website or any material it includes in this preliminary pricing supplement or any document incorporated herein by reference.

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Historical High, Low and Closing Levels of the Underlier

The closing level of the underlier has fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the closing level of the underlier during any period shown below is not an indication that the underlier is more or less likely to increase or decrease at any time during the life of your notes.

The following table sets forth the quarterly high and low closing levels for the underlier, based on the daily closing level as reported by Bloomberg Professional® service (“Bloomberg”), without independent verification. UBS has not conducted any independent review or due diligence of publicly available information obtained from Bloomberg. The closing level of the underlier on October 12, 2017 was 2,550.93. Past performance of the underlier is not indicative of the future performance of the underlier.

Quarterly Closing High, Closing Low and Closing Levels of the Underlier*

Quarter Begin	Quarter End	Quarterly Closing High	Quarterly Closing Low	Quarterly Close
1/2/2013	3/28/2013	1,569.19	1,457.15	1,569.19
4/1/2013	6/28/2013	1,669.16	1,541.61	1,606.28
7/1/2013	9/30/2013	1,725.52	1,614.08	1,681.55
10/1/2013	12/31/2013	1,848.36	1,655.45	1,848.36
1/2/2014	3/31/2014	1,878.04	1,741.89	1,872.34
4/1/2014	6/30/2014	1,962.87	1,815.69	1,960.23
7/1/2014	9/30/2014	2,011.36	1,909.57	1,972.29
10/1/2014	12/31/2014	2,090.57	1,862.49	2,058.90
1/2/2015	3/31/2015	2,117.39	1,992.67	2,067.89
4/1/2015	6/30/2015	2,130.82	2,057.64	2,063.11
7/1/2015	9/30/2015	2,128.28	1,867.61	1,920.03
10/1/2015	12/31/2015	2,109.79	1,923.82	2,043.94
1/4/2016	3/31/2016	2,063.95	1,829.08	2,059.74
4/1/2016	6/30/2016	2,119.12	2,000.54	2,098.86
7/1/2016	9/30/2016	2,190.15	2,088.55	2,168.27
10/3/2016	12/30/2016	2,271.72	2,085.18	2,238.83
1/3/2017	3/31/2017	2,395.96	2,257.83	2,362.72
4/3/2017	6/30/2017	2,453.46	2,328.95	2,423.41
7/3/2017	9/29/2017	2,519.36	2,409.75	2,519.36
10/2/2017*	10/12/2017*	2,555.24	2,529.12	2,550.93

*As of the date of this pricing supplement, available information for the fourth calendar quarter of 2017 includes data for the period from October 2, 2017 through October 12, 2017. Accordingly, the “Quarterly Closing High”, “Quarterly Closing Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the fourth calendar quarter of 2017.

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The graph below illustrates the performance of the basket underlier from January 3, 2007 through October 12, 2017, based on information from Bloomberg. Past performance of the basket underlier is not indicative of the future performance of the basket underlier.

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Russell 2000® Index

We have derived all information contained in this preliminary pricing supplement regarding the Russell 2000® Index, including without limitation, its make-up, method of calculation and changes in its components from publicly available information. Such information reflects the policies of, and is subject to change by the Frank Russell Company and/or its affiliates.

The Frank Russell Company has no obligation to continue to publish the Russell 2000 Index, and may discontinue publication of the Russell 2000® Index at any time. The Russell 2000® Index is determined, comprised and calculated by the Frank Russell Company without regard to the notes.

As discussed more fully in the accompanying index supplement under the heading “Underlying Indices and Underlying Asset Publishers – Russell 2000® Index,” the Russell 2000 Index measures the composite price performance of the smallest 2,000 companies included in the Russell 3000® Index. The Russell 3000® Index is composed of the 3,000 largest United States companies by market capitalization and represents approximately 98% of the market capitalization of the United States equity market. The Russell 2000® Index value is calculated by adding the market values of the index’s component stocks and then dividing the derived total market capitalization by the “adjusted” capitalization of the Russell 2000 Index on the base date of December 31, 1986.

Information from outside sources is not incorporated by reference in, and should not be considered part of, this preliminary pricing supplement, the accompanying product supplement, accompanying index supplement or any accompanying prospectus. Information about the Russell 2000® Index, including the methodology used to calculate the Russell 2000® Index, is available at ftse.com/products/indices/russell-us. We are not incorporating by reference the website or any material it includes in this preliminary pricing supplement or any document incorporated herein by reference.

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Historical High, Low and Closing Levels of the Basket Underlier

The level of the basket underlier has fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the initial underlier level during any period shown below is not an indication that the basket underlier is more or less likely to increase or decrease at any time during the life of your notes.

The following table sets forth the quarterly high and low closing levels for the basket underlier, based on the daily closing level as reported by Bloomberg, without independent verification. UBS has not conducted any independent review or due diligence of publicly available information obtained from Bloomberg. The level of the basket underlier on October 12, 2017 was 1,505.164. Past performance of the basket underlier is not indicative of the future performance of the basket underlier.

Quarterly Closing High, Closing Low and Closing Levels of the Basket Underlier*

Quarter Begin	Quarter End	Quarterly Closing High	Quarterly Closing Low	Quarterly Close
1/2/2013	3/28/2013	953.068	872.605	951.542
4/1/2013	6/28/2013	999.985	901.513	977.475
7/1/2013	9/30/2013	1,078.409	989.535	1,073.786
10/1/2013	12/31/2013	1,163.637	1,043.459	1,163.637
1/2/2014	3/31/2014	1,208.651	1,093.594	1,173.038
4/1/2014	6/30/2014	1,192.964	1,095.986	1,192.964
7/1/2014	9/30/2014	1,208.150	1,101.676	1,101.676
10/1/2014	12/31/2014	1,219.109	1,049.303	1,204.696
1/2/2015	3/31/2015	1,266.373	1,154.709	1,252.772
4/1/2015	6/30/2015	1,295.799	1,215.417	1,253.947
7/1/2015	9/30/2015	1,273.328	1,083.907	1,100.688
10/1/2015	12/31/2015	1,204.159	1,097.552	1,135.889
1/4/2016	3/31/2016	1,114.028	953.715	1,114.028
4/1/2016	6/30/2016	1,188.954	1,089.646	1,151.923
7/1/2016	9/30/2016	1,263.438	1,139.453	1,251.646
10/3/2016	12/30/2016	1,388.073	1,156.885	1,357.130
1/3/2017	3/31/2017	1,413.635	1,345.598	1,385.920
4/3/2017	6/30/2017	1,425.985	1,345.244	1,415.359
7/3/2017	9/29/2017	1,490.861	1,356.905	1,490.861
10/2/2017*	10/12/2017*	1,512.088	1,503.561	1,505.164

*As of the date of this preliminary pricing supplement, available information for the third calendar quarter of 2017 includes data for the period from October 2, 2017 through October 12, 2017. Accordingly, the “Quarterly Closing High,” “Quarterly Closing Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the third calendar quarter of 2017.

26

The graph below illustrates the performance of the basket underlier from January 3, 2007 through October 12, 2017, based on information from Bloomberg. Past performance of the basket underlier is not indicative of the future performance of the basket underlier.

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EURO STOXX 50® Index

We have derived all information contained in this preliminary pricing supplement regarding the EURO STOXX 50® Index, including without limitation, its make-up, method of calculation and changes in its components from publicly available information. Such information reflects the policies of, and is subject to change by STOXX Limited. The information included below supplements the description of the EURO STOXX 50® Index found in the accompanying index supplement.

STOXX Limited has no obligation to continue to publish the EURO STOXX 50® Index, and may discontinue publication of the EURO STOXX 50® Index at any time. The EURO STOXX 50® Index is determined, comprised and calculated by STOXX Limited without regard to the notes.

The EURO STOXX 50® Index covers 50 stocks of market sector leaders mainly from 11 Eurozone countries: Austria, Belgium, Finland, France, Germany, Ireland, Italy, Luxembourg, the Netherlands, Portugal and Spain. The EURO STOXX 50® Index captures a selection of the largest stocks among the 19 EURO STOXX regional Supersector indices. The largest stocks within those indices are added to the selection list until coverage is approximately 60% of the free float market capitalization of the corresponding EURO STOXX Total Market Index (the “EURO STOXX TMI”) Supersector Index and from that selection list the 50 stocks are selected. The EURO STOXX 50® Index universe is defined as all components of the 19 EURO STOXX Regional Supersector indices. The EURO STOXX Supersector indices represent the Eurozone portion of the STOXX 600 Supersector indices, which contain the 600 largest stocks traded on the major exchanges of 18 European countries. Each underlier stock’s weight is capped at 10% of the EURO STOXX 50® Index’s total free-float market capitalization. Additional information regarding the EURO STOXX 50® Index may be obtained from the STOXX Limited website: stoxx.com.

The top ten underlier stocks of the EURO STOXX 50® Index as of September 29, 2017, by weight, are: Total S.A. (4.64%), Siemens AG (4.14%), Sanofi (3.94%), Bayer AG (3.90%), Banco Santander S.A. (3.87%), SAP SE (3.78%), Allianz SE (3.49%), BASF SE (3.38%), Unilever N.V. (3.22%), and BNP Paripas (3.21%); underlier stock weights may be found at stoxx.com/download/indices/factsheets/SX5GT.pdf and are updated periodically.

As of September 29, 2017, the top ten industry sectors which comprise the EURO STOXX 50® Index represent the following weights in the index: Banks (16.1%), Chemicals (9.1%), Health Care (7.4%), Industrial Goods & Services (10.5%), Insurance (6.8%), Oil & Gas (6.1%), Personal & Household Goods (9.0%), Technology (7.3%), Telecommunications (4.9%) and Utilities (5.1%); industry weightings may be found at stoxx.com/download/indices/factsheets/SX5GT.pdf and are updated periodically. Percentages may not sum to 100% due to rounding. Sector designations are determined by the underlier sponsor using criteria it has selected or developed. Index sponsors may use very different standards for determining sector designations. In addition, many companies operate in a number of sectors, but are listed in only one sector and the basis on which that sector is selected may also differ. As a result, sector comparisons between indices with different sponsors may reflect differences in methodology as well as actual differences in the sector composition of the indices.

As of September 29, 2017, the eight countries which comprise the EURO STOXX 50® Index represent the following weights in the index: Belgium (3.1%), Finland (1.2%), France (36.2%), Germany (32.9%), Ireland (1.1%), Italy (4.8%), Netherlands (10.1%) and Spain (10.6%); country weightings may be found at stoxx.com/download/indices/factsheets/SX5GT.pdf and are updated periodically.

Information from outside sources is not incorporated by reference in, and should not be considered part of, this preliminary pricing supplement, the accompanying product supplement, accompanying index supplement or any accompanying prospectus. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the EURO STOXX 50® Index. We are not incorporating by reference the website or any material it includes in this preliminary pricing supplement or any document incorporated herein by reference.

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Historical High, Low and Closing Levels of the Basket Underlier

The level of the basket underlier has fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the level of the basket underlier during any period shown below is not an indication that the basket underlier is more or less likely to increase or decrease at any time during the life of your notes.

The following table sets forth the quarterly high and low closing levels for the basket underlier, based on the daily closing level as reported by Bloomberg, without independent verification. UBS has not conducted any independent review or due diligence of publicly available information obtained from Bloomberg. The level of the basket underlier on October 12, 2017 was 3,605.54. Past performance of the basket underlier is not indicative of the future performance of the basket underlier.

Quarterly Closing High, Closing Low and Closing Levels of the Basket Underlier*

Quarter Begin	Quarter End	Quarterly Closing High	Quarterly Closing Low	Quarterly Close
1/2/2013	3/28/2013	2,749.27	2,570.52	2,624.02
4/1/2013	6/28/2013	2,835.87	2,511.83	2,602.59
7/1/2013	9/30/2013	2,936.20	2,570.76	2,893.15
10/1/2013	12/31/2013	3,111.37	2,902.12	3,109.00
1/2/2014	3/31/2014	3,172.43	2,962.49	3,161.60
4/1/2014	6/30/2014	3,314.80	3,091.52	3,228.24
7/1/2014	9/30/2014	3,289.75	3,006.83	3,225.93
10/1/2014	12/31/2014	3,277.38	2,874.65	3,146.43
1/2/2015	3/31/2015	3,731.35	3,007.91	3,697.38
4/1/2015	6/30/2015	3,828.78	3,424.30	3,424.30
7/1/2015	9/30/2015	3,686.58	3,019.34	3,100.67
10/1/2015	12/31/2015	3,506.45	3,069.05	3,267.52
1/4/2016	3/31/2016	3,178.01	2,680.35	3,004.93
4/1/2016	6/30/2016	3,151.69	2,697.44	2,864.74
7/1/2016	9/30/2016	3,091.66	2,761.37	3,002.24
10/3/2016	12/30/2016	3,290.52	2,954.53	3,290.52
1/2/2017	3/31/2017	3,500.93	3,230.68	3,500.93
4/3/2017	6/30/2017	3,658.79	3,409.78	3,441.88
7/3/2017	9/29/2017	3,594.85	3,388.22	3,594.85
10/2/2017*	10/12/2017*	3,613.54	3,594.91	3,605.54

*As of the date of this pricing supplement, available information for the fourth calendar quarter of 2017 includes data for the period from October 2, 2017 through October 12, 2017. Accordingly, the “Quarterly Closing High,” “Quarterly Closing Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the fourth calendar quarter of 2017.

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The graph below illustrates the performance of the basket underlier from January 3, 2007 through October 12, 2017, based on information from Bloomberg. Past performance of the basket underlier is not indicative of the future performance of the basket underlier.

We have not authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this preliminary pricing supplement, the accompanying product supplement, the accompanying index supplement or the accompanying prospectus. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This preliminary pricing supplement, the accompanying product supplement, the accompanying index supplement and the accompanying prospectus is an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this preliminary pricing supplement, the accompanying product supplement, the accompanying index supplement and the accompanying prospectus is current only as of the respective dates of such documents.

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TABLE OF CONTENTS
Preliminary Pricing Supplement

Page
Summary Information	ii
Investor Suitability	1
Key Terms	3
Hypothetical Examples	8
Additional Risk Factors Specific to Your Notes	14
The Basket and the Basket Underliers	22

Product Supplement dated May 2, 2016
Product Supplement Summary	PS-1
Hypothetical Returns on Underlier-Linked Notes	PS-17
Hypothetical Payment Amounts on Your Notes	PS-34
Risk Factors	PS-35
General Terms of the Notes	PS-51
Use of Proceeds and Hedging	PS-70
Supplemental U.S. Tax Considerations	PS-71
ERISA Considerations	PS-79
Supplemental Plan of Distribution (Conflicts of Interest)	PS-80

Index Supplement dated April 29, 2016
Index Supplement Summary	IS-1
Underlying Indices And Underlying Index Publishers	IS-2
Dow Jones Industrial AverageTM	IS-2
NASDAQ-100 Index®	IS-4
Russell 2000® Index	IS-7
S&P 500® Index	IS-12
Commodity Indices	IS-17
Bloomberg Commodity IndexSM	IS-17
UBS Bloomberg Constant Maturity Commodity Index Excess Return	IS-24
Non-U.S. Indices	IS-29
EURO STOXX 50® Index	IS-29
FTSETM 100 Index	IS-31
Hang Seng China Enterprises Index	IS-35
MSCI Indexes	IS-38
MSCI-EAFE® Index	IS-38
MSCI® Emerging Markets IndexSM	IS-38
MSCI® Europe Index	IS-38

Prospectus dated April 29, 2016
Introduction	1
Cautionary Note Regarding Forward-Looking Statements	3
Incorporation of Information About UBS AG	5
Where You Can Find More Information	6
Presentation of Financial Information	7
Limitations on Enforcement of U.S. Laws Against UBS, Its Management and Others	7
UBS	8
Swiss Regulatory Powers	11
Use of Proceeds	12
Description of Debt Securities We May Offer	13
Description of Warrants We May Offer	33
Legal Ownership and Book-Entry Issuance	48
Considerations Relating to Indexed Securities	53

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Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency	56
U.S. Tax Considerations	59
Tax Considerations Under the Laws of Switzerland	70
Benefit Plan Investor Considerations	72
Plan of Distribution	74
Conflicts of Interest	75
Validity of the Securities	76
Experts	76

$

UBS AG

Leveraged Buffered Basket-Linked Medium-Term Notes due

UBS Securities LLC

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